[THE LEBRECHT GROUP, APLC LETTERHEAD]



                                 March 20, 2002


Group  Management  Corp.
13135  Diary  Ashford,  Suite  525
Sugar  Land,  Texas  77478

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Group Management Corp., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 450,000 shares of Company common stock issuable under the Group Management Corp. 2002 Omnibus Securities Plan, plus an indeterminate amount of securities to be included in the Plan as it is amended, on March 1 of each year, to include up to ten percent of the outstanding shares of Common Stock of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about March 20, 2002 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                         Sincerely,

                         /s/  The  Lebrecht  Group,  APLC

                         The  Lebrecht  Group,  APLC